Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements combine the historical consolidated financial statements of Allscripts Healthcare Solutions Inc. (“Allscripts,” which changed its name to Allscripts-Misys Healthcare Solutions, Inc. at the closing of the Transactions, as defined below) and Misys Healthcare Systems, LLC (“MHS,” which until the completion of the Transactions was an operating unit of Misys Holdings, Inc., a subsidiary of Misys). These unaudited pro forma condensed combined financial statements give effect to the Transactions, which will be accounted for as a reverse acquisition under the purchase method of accounting. For this purpose, MHS will be deemed the accounting acquirer, and Allscripts will be deemed the accounting acquiree. The pre-acquisition combined financial statements of MHS will be treated as the historical financial statements of the combined company, and Allscripts’ historical stockholders’ equity will not be carried forward to the combined company.

Allscripts had a fiscal year end as of December 31, and Misys and MHS have a fiscal year end as of May 31. Allscripts adopted the fiscal year end of MHS upon the October 10, 2008 consummation of the Transactions. These unaudited pro forma condensed combined financial statements are presented as if Allscripts had adopted the fiscal year end as of August 31. As permitted by SEC rules and regulations, Allscripts has combined Allscripts consolidated statement of operations for the three-months ended September 30, 2008 with MHS’ statement of operations for the three-months ended August 31, 2008, for purposes of the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statement of operations for the quarter ended August 31, 2008 gives effect to the Transactions as if they had occurred June 1, 2007. The unaudited pro forma condensed combined balance sheet assumes that the Transactions were consummated on August 31, 2008, and combines Allscripts’ historical consolidated balance sheet as of September 30, 2008 with MHS’ historical combined balance sheet as of August 31, 2008. The unaudited pro forma condensed consolidated balance sheet of Allscripts as of August 31, 2008 was derived from its unaudited condensed consolidated financial statements as of September 30, 2008 (as filed on Form 10-Q with the SEC on November 10, 2008).

The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that Allscripts believes are reasonable and are described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not take into account (i) any synergies or cost savings that may or are expected to occur as a result of the Transactions or (ii) any cash or non-cash charges that Allscripts may incur in connection with the Transactions, the level and timing of which cannot yet be determined. The unaudited pro forma condensed combined financial statements have been prepared in accordance with SEC rules and regulations.

The unaudited pro forma condensed combined financial statements assume that the merger transaction would be accounted for using the purchase method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 141, “Business Combinations” (“SFAS No. 141”), and the resultant goodwill and other intangible assets will be accounted for under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). The total purchase price has been preliminarily allocated based on available information and preliminary estimates and assumptions that management believes are reasonable. However, the allocation of purchase price has not been finalized and the actual adjustments to our combined financial statements will depend on a number of factors, including additional information available and the net assets on the closing date of the Transaction. Additionally, the value of the identified intangibles is also preliminary and has not been valued at the reporting unit level and potentially, other intangible assets may exist, such as in-process research and development and unfavorable/favorable contracts. Accordingly, there can be no assurance that the final allocation of purchase price will not materially differ from the preliminary allocations reflected in the unaudited pro forma combined financial statements.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the combined companies’ actual performance or financial position would have been had the Transactions occurred on the dates indicated and does not purport to indicate financial position or results of operations as of any future date or for any future period. Please refer to the following information in conjunction with these unaudited pro forma condensed combined financial statements: the accompanying notes to these unaudited pro forma condensed combined financial statements, MHS’ and Allscripts’ historical financial statements and the accompanying notes thereto included in or incorporated by reference in Allscripts’ definitive proxy statement filed with the SEC on August 21, 2008 (the “Proxy Statement”), MHS’ Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Proxy Statement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from Allscripts’ Annual Report on Form 10-K as of and for the year ended December 31, 2007 and from Allscripts’ Quarterly Report on Form 10-Q as of and for the three and nine months ended September 30, 2008, MHS historical unaudited consolidated financial statements as of and for the three months ended August 31, 2008 included with this Report as Exhibit 99.1, and Allscripts’ historical unaudited consolidated financial statements as of and for the three and nine months ended September 30, 2008 from Allscripts’ Quarterly Report on Form 10-Q as of and for the three months ended September 30, 2008.

As used herein, (i) the terms “we”, “our”, “us”, “Allscripts” and “the Company” refer to Allscripts-Misys Healthcare Solutions, Inc. and its consolidated subsidiaries and (ii) the term “MHS” refers to Misys Healthcare Systems.

Description of the Transactions and acquisition and basis of presentation

The Transactions

On March 17, 2008, Allscripts entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Misys plc (“Misys”), a public limited company incorporated under the laws of England, Misys Healthcare Systems, LLC (“MHS”), a North Carolina limited liability company and wholly-owned indirect subsidiary of Misys, and Patriot Merger Company, LLC, a North Carolina limited liability company and wholly-owned subsidiary of Allscripts (“Patriot”).

On October 10, 2008, Allscripts completed the transactions contemplated by the Merger Agreement, which consisted of (i) the cash payment by an affiliate of Misys of approximately $330 million (the “Share Purchase”) and (ii) the merger of Patriot with and into MHS, with MHS being the surviving company (the “Merger” and together with the Share Purchase, the “Transactions”). As a result of the Transactions, Misys, through its subsidiaries, owns approximately 82.886 million shares of Allscripts common stock, or approximately 56.8% of the number of outstanding shares of Allscripts common stock. Pursuant to the Merger Agreement, Allscripts declared and paid a special cash dividend of $330 million or $5.23 per share in connection with the closing of the Transactions.

The transaction is a reverse merger under SFAS No. 141 where MHS is the accounting acquirer and Allscripts the legal acquirer. Allscripts’ fiscal year end was December 31 for financial reporting purposes, whereas MHS’ fiscal year end is May 31. Allscripts adopted the May 31 fiscal year end of MHS on October 10, 2008, upon consummation of the Transactions. The unaudited pro forma condensed combined financial statements are presented as if Allscripts had adopted the May 31 fiscal year end.

Physicians Interactive Sale

On September 30, 2008, Allscripts sold its Physicians Interactive business. The operating results of the Physicians Interactive business have been presented as discontinued operations in the unaudited consolidated statement of operations in the Allscripts Form 10-Q for the three and nine months ended September 30, 2008 (filed with the SEC on November 10, 2008) and in the unaudited pro forma condensed combined financial statements for the three months ended August 31, 2008. The consolidated balance sheet as of September 30, 2008 excludes the Physicians Interactive business due to the closing of the Physicians Interactive sale occurring on September 30, 2008. Exclusion of the Physicians Interactive contribution from the unaudited pro forma balance sheet is appropriate treatment since there will be no Physicians Interactive income or balance sheet activity in the Allscripts-Misys entity.

Basis of presentation

The unaudited pro forma condensed combined financial statements have been prepared based on the historical financial information of Allscripts and MHS giving effect to the merger transaction and acquisition and related adjustments described in these notes. Certain note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by the SEC rules and regulations.

These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the Transactions actually taken place at the dates indicated and do not purport to be indicative of future position or operating results.

Purchase accounting

The Merger has been accounted for using the purchase method of accounting in accordance with SFAS No. 141 as a reverse merger. In a reverse merger, the post-acquisition net assets of the surviving combined company includes the historical cost basis of the net assets of the accounting acquirer, MHS, plus the fair value of the net assets of the accounting acquiree, Allscripts, representing a complete (i.e., 100%) change in accounting basis of Allscripts’ assets and liabilities. Further, under the purchase method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill.

The cost of acquisition and related purchase price allocation included in the accompanying unaudited pro forma condensed combined financial statements is based on a preliminary evaluation of the fair value of the assets and liabilities assumed of Allscripts and may change when the final valuation of certain intangible assets and acquired working capital is determined. Given a complete change in accounting basis of Allscripts, the cost of acquisition represents the total fair value of Allscripts at the date of acquisition plus estimated acquisition-related transaction costs and exchanges in certain share-based awards. The total fair value of Allscripts was calculated by adding the converted 3.5% convertible senior debentures, stock options exercised at close and restricted stock that experienced accelerated vesting due to the close of the Transactions to the outstanding common shares of Allscripts at date of announcement on March 18, 2008 multiplied by Allscripts’ five day average share price at the date of announcement. For purposes of these pro formas, the value of Allscripts stock price is more readily determinable than the value of its net assets and, therefore, we believe this calculation represents an appropriate fair value for purpose of the cost of acquisition.

The following represents the preliminary allocation of the cost of acquisition (in millions):

Fair value of Allscripts	$591.2
Share-based compensation fair value	15.4
Estimated acquisition-related transaction costs	6.0

Total preliminary purchase price	$612.6

Acquisition related transaction costs include our estimate of certain banking, legal and accounting fees and other external costs related to the Transactions.

Allscripts cash balances are expected to decrease by approximately $28.0 million for deal related costs that will be paid subsequent to September 30, 2008 upon consummation of the Transactions, which primarily consist of approximately $9.0 million in investment banker fees, $7.2 million in consummation and retention bonuses, $5.0 million in reimbursable deal costs to Misys, $0.5 million in legal costs, integration consulting costs, professional fees and other integration related costs totaling approximately $6.3 million. Approximately $6.0 million of the total deal related costs represent deal costs for purchase accounting consideration and the remaining $22.0 million in deal related costs will be expensed as incurred.

Allscripts is treated as the accounting acquiree for financial reporting purposes, and as a result its outstanding vested stock options and awards are deemed to be newly issued awards and treated as purchase consideration. The purchase price attributable to the share-based awards represents the fair value of Allscripts vested options using the Black-Scholes option pricing model as of the announcement date.

The following represents the allocation of the total purchase price based on management’s preliminary valuation (in millions):

Total preliminary purchase consideration	$612.6
Less: Historical Allscripts’ net assets acquired	353.3

Excess purchase price over adjusted historical net assets acquired	259.3
Step-up of net intangible assets	(97.6)
Fair value adjustment to deferred revenues	(13.4)
Deferred income taxes associated with pro forma adjustments	43.3
Capitalized merger related costs	4.8

Pro forma adjustment to goodwill	$196.4

Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired. Goodwill is not amortized, but rather tested for impairment on an annual basis or between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying value. In the event that we determine that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

Identifiable intangible assets acquired consist of developed technology, core technology, trade names, customer relationships and sales backlog. The fair value of identifiable intangible assets is based on a preliminary estimate of fair value. Net tangible assets were valued at their respective carrying amounts, which we believe approximate fair market value, except for adjustments to deferred revenues.

As part of the Transactions, our Board of Directors approved a plan to accelerate, as of October 9, 2008, the record date for the special cash dividend, vesting of certain restricted stock unit awards that were not due to fully vest until the closing of the Transactions. As a result of the acceleration of these restricted stock units and the acceleration of restricted stock in connection with the Transactions, Allscripts will incur an additional, non-cash, non-recurring stock-based compensation expense of approximately $16.8 million. This amount represents a nonrecurring charge which results directly from the transaction and therefore will not be shown in the unaudited condensed and combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of August 31, 2008

	Historical Allscripts*	Historical MHS	Pro Forma Adjustments		Pro Forma Combined
	(In millions, except per share data)
Assets
Current Assets:
Cash and cash equivalents	$71.2	$0.9	$302.0	A	$374.1
Marketable securities	5.4	—	—		5.4
Accounts receivable, net	95.6	49.6	—		145.2
Deferred taxes, net	5.5	0.3	—		5.8
Inventories	5.2	—	—		5.2
Prepaid expenses and other current assets	17.9	12.2	—		30.1

Total current assets	200.8	63.0	302.0		565.8
Long-term marketable securities	2.8	—	—		2.8
Fixed assets, net	20.3	5.8	—		26.1
Deferred income taxes, net	—	8.2	(8.2	)E	—
Software development costs, net	23.0	—	(23.0	)B	—
Intangible assets, net	97.0	8.1	120.6	B	225.7
Goodwill	247.5	82.4	196.4	C	526.3
Other assets	4.0	17.2	(4.8	)C	16.4

Total assets	$595.4	$184.7	$583.0		$1,363.1

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13.4	$14.0	$—		$27.4
Accrued expenses	22.7	11.2	—		33.9
Accrued compensation	6.5	4.4	—		10.9
Dividends payable	—	—	330.0	A	330.0
Deferred revenue	54.3	26.8	(13.4	)D	67.7
Current portion of long-term debt, line of credit and capital lease obligation	0.3	1.6	(0.9	)F,G	1.0

Total current liabilities	97.2	58.0	315.7		470.9
Long-term debt	134.9	0.7	(54.6	)F,J	81.0
Deferred income taxes, net	8.2	—	35.1	E	43.3
Other liabilities	1.8	—	—		1.8

Total liabilities	242.1	58.7	296.2		597.0
Stockholders’ equity and net parent investment
Preferred stock	—	—	—		—
Common stock	0.6	—	1.5		2.1
Misys plc’s net parent investment	—	126.0	(126.0)		—
Additional paid in capital	859.8	—	(95.8)		764.0
Accumulated deficit	(506.8)	—	506.8		—
Accumulated other comprehensive loss	(0.3)	—	0.3		—

Total stockholders’ equity and net parent investment	353.3	126.0	286.8	F	766.1

Total liabilities and stockholders’ equity and net parent investment	$595.4	$184.7	$583.0		$1,363.1

*	As of September 30, 2008

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

Three Months ended August 31, 2008

	Historical Allscripts*		Historical MHS		Pro Forma Adjustments		Pro Forma Combined
	(In millions, except per share data)
Revenue:
Software and related services	$71.8		$92.8		$—		$164.6
Prepackaged medications	10.0		—		—		10.0

Total revenue	81.8	K	92.8	K	—	K	174.6	K
Cost of revenue:
Software and related services	33.0		42.8		—	B	75.8
Prepackaged medications	8.4		—		—		8.4

Total cost of revenue	41.4		42.8		—		84.2

Gross profit	40.4		50.0		—		90.4
Selling, general and administrative expenses	32.7		32.9		—		65.6
Research and development	—		7.9		—		7.9
Amortization of intangible assets	3.4		0.2		(2.3	)B	1.3

Income from continuing operations	4.3		9.0		2.3		15.6
Interest expense	(1.5)		(0.1)		(0.1	)G	(1.7)
Interest income and other, net	0.1		—		—		0.1

Income from continuing operations before income taxes	2.9		8.9		2.2		14.0
Provision (benefit) for income taxes	1.1		3.5		0.9	H	5.5

Net income from continuing operations	$1.8		$5.4		$1.3		$8.5
Income from discontinued operations (includes net gain on disposal of $1,985 for the three months ended September 30, 2008, net of tax)	2.2		—		—		2.2

Net income	$4.0		$5.4		$1.3		$10.7

Net income per share—basic	$0.07						$0.07

Net income per share—diluted	$0.07						$0.07

Weighted-average shares of common stock outstanding used in computing basic net income per share	57.0						144.7	I

Weighted-average shares of common stock outstanding used in computing diluted net income per share	58.2						145.9	I

*	For the three months ended September 30, 2008

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes To Unaudited Pro Forma Condensed Combined Financial Statements

(A)	The Merger Agreement provides for Misys or its affiliated designee to purchase shares of Allscripts common stock for an aggregate purchase price of $330.0 million. Pursuant to the Merger Agreement, Allscripts declared and paid a special cash dividend of $330.0 million, in the aggregate. The special cash dividend was paid on October 17, 2008 to holders of record of Allscripts common stock (other than Misys and its affiliates) as of the close of business on October 9, 2008. In addition, Allscripts cash balances are expected to decrease by approximately $28 million for deal related costs that will be paid subsequent to September 30, 2008 upon consummation of the deal with Misys, which primarily consist of approximately $9 million in investment banker fees, $7.2 million in consummation and retention bonuses, $5 million in reimbursable deal costs to Misys, $0.5 million in legal costs, integration consulting costs, professional fees and other integration related costs totaling approximately $6.3 million. Approximately $6 million of the total deal related costs represent deal costs for purchase accounting consideration and the remaining $22 million in deal related costs will be expensed as incurred. The following cash adjustments are reflected in the pro forma condensed combined balance sheet as of August 31, 2008:

Dividend cash received pursuant to the Merger Agreement	$330.0
Estimated acquisition costs	(28.0)

$302.0

(B)	Reflects the pro forma impact of the recognized intangible assets of Allscripts. The preliminary estimate of the step up to fair value of intangible assets acquired of $97.6 million has been allocated to developed technology with useful lives of 7-9 years and customer relationships with useful lives of 15-20 years. Net software development costs of $23.0 million have been reclassed to intangible assets and are a component of the $97.6 million step up adjustment. The preliminary intangible amortization related to the acquired intangible assets is as follows:

	Preliminary Allscripts intangible asset value	Estimated intangible lives (straight-line amortization assumed)	Quarterly intangible amortization
Preliminary pro forma combined Allscripts intangible asset valuation	$225.7	7-20 years	$4.2

Portion of amortization related to acquired technology (A)	$86.6	7-9 years	$2.9

Less: historical capitalized software and acquired technology amortization recorded in cost of revenue to be reclassified as amortization of acquired technology			(2.9)

Amortization adjustment related to acquired technology—adjustment recorded in cost of revenue			—

Portion of amortization related to customer relationships and other intangibles (B)	$139.1	15-20 years	$1.3

Less: historical intangible amortization related to customer relationships and other intangibles			(3.6)

Amortization adjustment related to acquired customer relationships and other intangibles – adjustment recorded in operating expenses			(2.3)

Total amortization (A+B)			$4.2

(C)	Reflects the pro forma impact of the recognized goodwill of Allscripts. The preliminary adjustment to estimate the fair value of goodwill is $196.4 million. The following represents the pro forma adjustment to goodwill based on management’s preliminary valuation:

Excess purchase price over adjusted historical net assets acquired	$259.3
Step-up of net intangible assets	(97.6)
Fair value adjustment to deferred revenues	(13.4)
Deferred income taxes associated with pro forma adjustments	43.3
Capitalized merger related costs	4.8

Pro forma adjustment to goodwill	$196.4

(D)	Reflects the preliminary fair value adjustment to deferred revenues acquired of Allscripts. The preliminary fair value represents an amount equivalent to the estimated cost plus an appropriate profit margin to perform services based on deferred revenue balances of Allscripts as of August 31, 2008. The following adjustment represents the August 31, 2008 balance sheet adjustment:

	Allscripts deferred revenue at August 31, 2008	Deferred revenue adjustment to reflect future service	Revised deferred revenue as of August 31, 2008
As of August 31, 2008	$54.3	($13.4)	$40.9

(E)	The pro forma adjustment to deferred taxes represents the estimated impact of the pro forma adjustments at a statutory tax rate of 39%. A deferred tax liability of $38.0 million has been recorded based on the preliminary step-up value of $97.6 million that has been allocated to acquired intangible assets as of August 31, 2008. A deferred tax liability of $5.3 million has been recorded based on the preliminary adjustments for deferred revenue of $13.4 million to revenue as of August 31, 2008. Additionally, an $8.2 million long-term deferred tax asset for MHS has been reclassified as a deferred tax liability for MHS.

The deferred taxes adjustments are as follows:

Deferred tax liability for preliminary step-up value for acquired intangible assets	$38.0
Deferred tax liability for deferred revenue adjustment	5.3
Reclassification of long-term deferred tax asset	(8.2)

Pro forma adjustment to deferred taxes	$35.1

(F)	In a reverse acquisition, the capital stock account of the combined entity reflects the par value of the legal acquirer’s stock, and the capital stock of the accounting acquirer would be adjusted with an offset to additional paid in capital. Further, retained earnings (deficit) of the accounting acquirer is carried forward after the acquisition, and the retained earnings of the legal acquirer is eliminated with an offset to additional paid in capital. MHS was a carve-out entity of an operating unit of Misys Holdings, Inc. (a subsidiary of Misys) with a “Parent’s net investment” account that combines the equity accounts of MHS. As such and for purposes of the unaudited pro forma condensed combined balance sheet, accumulated deficit of Allscripts has been eliminated with an offset to additional paid in capital, and the capital account of Allscripts has been maintained to reflect the capital stock of the combined entity. Stockholders’ equity is computed as follows:

Fair value of Allscripts at announcement date	$591.2
Share-based compensation fair value	15.4
Less: Allscripts historical stockholders’ equity	(353.3)
Less: Additional deal related costs	(22.0)
Add: 3.5% senior debentures converted into equity (see footnote J)	54.6
Add: Misys assumption of unsecured line of credit obligation	0.9

Pro forma adjustment to stockholders’ equity	$286.8

(G)	In accordance with the Merger Agreement, all debt obligations of MHS will be assumed by Misys. As of August 31, 2008, MHS had a balance of $0.9 million under its unsecured line of credit which has been eliminated in the pro forma condensed balance sheet. The related interest expense of $0.1 million has also been eliminated for the three months ended August 31, 2008, respectively. The interest expense adjustments are as follows:

	Total interest expense as reported	Increase in interest expense for new credit facility	Decrease in interest expense due to elimination of MHS debt	Decrease in interest expense due to debt conversion	Total increase in interest expense
For the three months ended August 31, 2008	$1.5	$0.7	($0.1)	($0.5)	$0.1

(H)	The pro forma adjustment to income tax expense represents the estimated income tax impact of the pro forma adjustments at a statutory tax rate of 39%.

(I)	Pro forma earnings per share (EPS), basic and diluted, includes the addition of 82.9 million shares of common stock which were issued to Misys at the close of the transaction in order for Misys to acquire its 56.8% ownership, on a fully-diluted basis, of the combined entity, which includes 0.9 million shares of restricted stock awards that will vest at consummation of merger. Pro forma earnings per share, basic and diluted, also includes the addition of 4.8 million shares of common stock issued to the debentures which were converted at the close of the transaction. Diluted EPS also includes the effect of dilutive securities. The numerator in the calculation for basic EPS does not include dividends payable to Allscripts’ stockholders.

	Historical weighted average shares - basic	Share Issuance to Misys	Share Issuance to holders of debentures	Pro forma weighted average shares - basic
For the three months ended August 31, 2008	57.0	82.9	4.8	144.7

	Historical weighted average shares - diluted	Share Issuance to Misys	Share Issuance to holders of debentures	Pro forma weighted average shares - diluted
For the three months ended August 31, 2008	58.2	82.9	4.8	145.9

(J)	Upon consummation of the transaction, the holders of approximately $54,632 of its 3.50% convertible senior debentures (“Debentures”) converted their debt holdings into equity, resulting in the issuance of approximately 4.8 million common shares. As described in footnote G to the unaudited pro forma financial statements above, there is a reduction in pretax interest expense totaling $0.5 million for the three months ended August 31, 2008, respectively.

(K)	The following represents a summary of Allscripts’ and MHS’ revenue reported in the pro forma condensed combined income statement for the three months ended August 31, 2008:

	Historical Allscripts	Historical Misys Healthcare	Pro Forma Combined
Revenue:
Combined software and services revenue under percentage-of-completion accounting	$9.8	$—	$9.8
System sales	18.7	13.0	31.7
Support and maintenance	27.1	7.4	34.5
Professional services	8.9	36.7	45.6
Transaction processing and other services	7.3	35.7	43.0

Total software and related services	$71.8	$92.8	$164.6
Prepackaged medications	10.0	—	10.0

Total revenue	$81.8	$92.8	$174.6

The following represents a summary of MHS’ cost of revenue reported in the pro forma condensed combined income statement for the three months ended August 31, 2008:

Historical Misys Healthcare
Cost of revenue:
System sales	$7.2
Professional services	6.5
Support and maintenance	15.1
Transaction processing and other services	14.0

Total cost of revenue	$42.8

Allscripts has not historically separated its cost of revenue into separate cost categories including amounts for contracts accounted for under the percentage-of-completion method (such as internal implementation payroll costs, capitalized software amortization, travel costs, third party consultants and third party content costs). This is due to Allscripts’ current accounting system design and related financial processes not being structured to accommodate this segregation of costs.

In conjunction with the consummation of the merger, Allscripts is consolidating both companies into one financial accounting system platform and will implement new financial processes that will allow it to segregate revenue and related cost of revenue, including contracts accounted for under the percentage-of-completion into separate revenue and cost of revenue categories.

The revenue and cost of revenues for MHS have been combined into one line item in Allscripts’ pro forma condensed combined income statement to conform to the Allscripts’ presentation of its disclosure for software and related services due to Allscripts inability to disclose the related revenue and cost of revenue categories.